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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188071

The information in this preliminary prospectus supplement is incomplete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to completion, dated September 8, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated April 23, 2013)

$                              % Senior Notes due 20
  $                              % Senior Notes due 20

        Interest on the notes due 20    is payable on                        and                         of each year, beginning on                        , 2015, and such notes will mature on                        , 20    . Interest on the notes due 20    is payable on                        and                         of each year, beginning on                        , 2015, and such notes will mature on                        , 20    . We may redeem all or a part of the notes at any time at the applicable redemption prices described under "Description of Notes—Optional Redemption."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

        Investing in the notes involves risks. Please read "Risk Factors" on page S-5 of this prospectus supplement for more information regarding risks you should consider before investing in the notes.

	Public Offering Price(1)		Underwriting Discount		Proceeds to Us(1)
Per Note due 20		%		%		%
Total	$		$		$
Per Note due 20		%		%		%
Total	$		$		$

(1)
Plus accrued and unpaid interest, if any, from                        , 2014 if settlement occurs after that date.

        The underwriters expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about                        , 2014.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Morgan Stanley

Credit Suisse	DNB Markets	Mizuho Securities	SunTrust Robinson Humphrey	UBS Investment Bank

The date of this prospectus supplement is September     , 2014.

        This document is in two parts. The first part is the prospectus supplement, which provides a brief description of our business and the specific terms of this senior notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf or any other information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to offer or sell the offered securities. You should not assume that the information in this prospectus supplement and accompanying prospectus is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

 SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read "Risk Factors" and "Information Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2013 for more information about important risks you should consider before investing in the notes. Additionally, please read the risk factors set forth in our Current Report on Form 8-K filed August 29, 2014 for more information about risks relating to the KMP merger, which is described below under "—Recent Developments." As used in this prospectus supplement and the accompanying prospectus, "we," "us" and "our" mean Kinder Morgan Energy Partners, L.P. and, unless the context otherwise indicates, include our subsidiary operating limited partnerships, our subsidiary Copano Energy, L.L.C., referred to in this prospectus supplement as "Copano," and their respective subsidiaries; "Kinder Morgan Management" means Kinder Morgan Management, LLC, the delegate of our general partner; and Kinder Morgan, Inc. is the indirect parent of our general partner.

Kinder Morgan Energy Partners, L.P.

Business Description

        We are a limited partnership, formed in Delaware in August 1992, with our common units traded on the NYSE under the symbol "KMP." We are one of the largest publicly traded pipeline limited partnerships in the United States in terms of market capitalization. Since February 1997, when current management acquired our general partner, our operations have experienced significant growth, and our net income has increased from $17.7 million, for the year ended December 31, 1997, to $3.3 billion, for the year ended December 31, 2013. Kinder Morgan Management is a limited partner in us and, pursuant to a delegation of control agreement, manages and controls our business and affairs, and the business and affairs of our subsidiary operating limited partnerships, Copano, and their respective subsidiaries, subject to our general partner's right to approve specified actions.

        We focus on providing fee-based services to customers, generally avoiding commodity price risks and maximizing the benefits of our characterization as a partnership for federal income tax purposes. Our operations are conducted through our subsidiary operating limited partnerships, Copano, and their respective subsidiaries and are grouped into the following business segments:

  •
  Natural Gas Pipelines:  Consists of approximately 40,000 miles of natural gas transmission pipelines and gathering lines, plus natural gas storage, treating and processing facilities, through which natural gas is gathered, transported, stored, treated, processed and sold;

  •
  CO2:  Produces, markets and transports, through approximately 1,500 miles of pipelines, carbon dioxide, commonly called CO2, to oil fields that use CO2 to increase production of oil; owns interests in and/or operates seven oil fields in West Texas; and owns and operates a 450-mile crude oil pipeline system in West Texas;

  •
  Products Pipelines:  Consists of approximately 9,000 miles of refined petroleum products and crude oil and condensate pipelines that deliver refined petroleum products (gasoline, diesel fuel and jet fuel), natural gas liquids, crude oil, condensate and bio-fuels to various markets; plus approximately 62 associated product terminals and petroleum pipeline transmix processing facilities serving customers across the United States;

  •
  Terminals:  Consists of approximately 122 owned or operated liquids and bulk terminal facilities and approximately 10 rail transloading and materials handling facilities located throughout the United States and portions of Canada, which together transload, store and deliver a wide variety of bulk, petroleum, petrochemical and other liquids products for customers across the United States and Canada; and

  •
  Kinder Morgan Canada:  Transports crude oil and refined petroleum products through approximately 800 miles of pipelines from Alberta, Canada to marketing terminals and refineries in British Columbia and the State of Washington, plus five associated product terminal facilities.

Business Strategy

        Our strategy is to:

  •
  focus on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of growing markets within North America;

  •
  increase utilization of our existing assets while controlling costs, operating safely and employing environmentally sound operating practices;

  •
  leverage economies of scale from incremental acquisitions and expansions of assets that fit within our strategy and are accretive to cash flow; and

  •
  maximize the benefits of our financial structure to create and return value to our unitholders.

        We regularly consider and enter into discussions regarding potential acquisitions, including from Kinder Morgan, Inc. and its affiliates, and are currently contemplating potential acquisitions. Any such transaction with Kinder Morgan, Inc. or its affiliates would be subject to negotiation of mutually agreeable terms and conditions, receipt of fairness opinions and approval of the respective boards of directors. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets or operations.

Recent Developments

        As previously reported in our Current Report on Form 8-K filed August 12, 2014, Kinder Morgan, Inc., referred to as "KMI," has entered into a separate Agreement and Plan of Merger with each of Kinder Morgan Energy Partners, L.P., referred to as "KMP," Kinder Morgan Management, referred to as "KMR," and El Paso Pipeline Partners, L.P., referred to as "EPB," pursuant to which KMI will acquire directly or indirectly all of the outstanding common units of KMP and EPB and all of the outstanding shares of KMR that KMI and its subsidiaries do not already own. Upon the terms and subject to the conditions set forth in the merger agreement with KMP, referred to as the "KMP merger agreement," P Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of KMI, will merge with and into KMP, referred to as the "KMP merger," and the separate limited liability company existence of P Merger Sub LLC will cease and KMP will continue its existence as a limited partnership under Delaware law as the surviving entity in the KMP merger. The completion of the KMP merger is subject to the concurrent completion of the mergers with KMR and EPB. The completion of the KMP merger is also subject to the satisfaction or waiver of customary closing conditions, including the approval of the KMP merger agreement by KMP's unitholders. Each merger is expected to be completed during the fourth quarter of 2014. After the consummation of the mergers, KMI, KMP and EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into cross guarantees with respect to the existing debt of KMI, KMP, EPB and such subsidiaries. As a result of such cross guarantees, the notes offered hereby will be guaranteed by KMI, EPB and substantially all of their and KMP's respective wholly owned subsidiaries with debt.

Offices

        The address of our principal executive offices is 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

 The Offering

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 .
$ aggregate principal amount of % Senior Notes due 20 .
Maturity	Notes due 20 — , 20 .
Notes due 20 — , 20 .
Interest Rate	Notes due 20 — % per year.
Notes due 20 — % per year.
Interest Payment Dates	Interest on each series of the notes will be paid on and of each year, beginning on , 2015. Interest on each series of the notes will accrue from September , 2014.
Use of Proceeds
We estimate that we will receive approximately $ million from the sale of the notes, after deducting the underwriting discount and our estimated offering expenses. We expect to use the net proceeds from this offering to repay our commercial paper debt and for general partnership purposes. See "Use of Proceeds" in this prospectus supplement. The underwriters or their affiliates may hold our commercial paper debt and, accordingly, may receive proceeds from this offering. See "Underwriting—Conflicts of Interest."
Optional Redemption
At any time prior to , 20 (three months before the maturity date of the notes due 20 ) in the case of the notes due 20 , and , 20 (six months before the maturity date of the notes due 20 ) in the case of the notes due 20 , we may redeem all or a part of the notes of the applicable series at a price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and a make-whole premium calculated as described herein. At any time beginning on or after , 20 (three months before the maturity date of the notes due 20 ) in the case of the notes due 20 , and , 20 (six months before the maturity date of the notes due 20 ) in the case of the notes due 20 , we may also redeem all or a part of the notes of the applicable series at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Optional Redemption."

Ranking	Each series of notes will be unsecured senior obligations of Kinder Morgan Energy Partners, L.P. and will rank equally in right of payment with all of its other unsecured and unsubordinated indebtedness and will be effectively subordinated to any of its secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all debt and other liabilities of its subsidiaries. See "Description of Notes—Ranking." The indenture does not limit the amount of debt we may incur.
Certain Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The indenture includes covenants, including limitations on:
• liens; and
• sale-leaseback transactions.
These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of Debt Securities" in the accompanying prospectus.
Risk Factors	An investment in the notes involves risks. Please read "Risk Factors" on page S-5.

RISK FACTORS

        An investment in the notes involves risks. You should consider carefully the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement. Specifically, please see "Risk Factors" and "Information Regarding Forward-Looking Statements" included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequently filed Exchange Act reports for a discussion of events that may affect our business. Additionally, please read the risk factors set forth in our Current Report on Form 8-K filed August 29, 2014 for more information about risks relating to the KMP merger. Realization of any of those risks or adverse results from any of the listed matters could have a material adverse effect our business, financial condition, cash flows or results of operations, and you might lose all or part of your investment.

Our substantial debt could adversely affect our financial health and make us more vulnerable to adverse economic conditions.

        In connection with the mergers described under "Summary—Recent Developments," referred to as the "Transactions," KMI expects to incur approximately $4.2 billion of incremental indebtedness either under a bridge facility or in capital markets transactions. As a result, as of June 30, 2014, on a pro forma basis after giving effect to the Transactions, KMI would have had approximately $39.3 billion of consolidated debt (excluding debt fair value adjustments). Additionally, in connection with the Transactions, KMI, KMP, EPB and substantially all of their respective wholly owned subsidiaries with debt will enter into a cross guarantee arrangement whereby each entity will unconditionally guarantee the indebtedness of each other entity, thereby causing us to become liable for the debt of KMI, EPB and each of such subsidiaries. This level of debt and this cross guarantee arrangement could have important consequences, such as:

  •
  limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements or potential growth or for other purposes;

  •
  placing us at a competitive disadvantage compared to competitors with less debt; and

  •
  increasing our vulnerability to adverse economic and industry conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which will be beyond our control. If our operating results are not sufficient to service our indebtedness, including the cross-guaranteed debt, and any future indebtedness that we may incur, we will be forced to take actions, which may include reducing or delaying our business activities, acquisitions, investments or capital expenditures or selling assets. We may not be able to effect any of these actions on satisfactory terms or at all.

        To the extent indebtedness incurred in connection with the Transactions is floating rate debt, such as would be the case pursuant to the bridge facility, our exposure to floating rate debt would increase.

 CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        Our historical consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

	Year Ended December 31,
Six Months Ended June 30, 2014
	2013	2012	2011	2010	2009
3.69	4.60	3.66	2.82	3.07	3.20

        In all cases, earnings are determined by adding:

  •
  income before income taxes, extraordinary items, equity income and minority interest; plus

  •
  fixed charges, amortization of capitalized interest and distributed income of equity investees; less

  •
  capitalized interest.

        In all cases, fixed charges include:

  •
  interest, including capitalized interest; plus

  •
  amortization of debt issuance costs; plus

  •
  the estimated interest portion of rental expenses.

USE OF PROCEEDS

        We expect the net proceeds from this offering of notes to be approximately $         million, after deducting the underwriting discount and our estimated expenses of the offering.

        We expect to use the net proceeds from the sale of the notes to repay our commercial paper debt and for general partnership purposes. As of September 5, 2014, the weighted average interest rate on the commercial paper debt that could be retired was approximately 0.3824% and our outstanding commercial paper balance was approximately $1,434 million.

        Affiliates of the underwriters may hold our commercial paper debt and, accordingly, may receive proceeds from this offering. See "Underwriting—Conflicts of Interest."

 CAPITALIZATION

        The following table sets forth our historical consolidated capitalization as of June 30, 2014 and our consolidated capitalization as adjusted to give effect to:

  •
  the issuance of the notes pursuant to this prospectus supplement; and

  •
  the application of the net proceeds from this offering as described under "Use of Proceeds" in this prospectus supplement.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Historical June 30, 2014	As Adjusted for This Offering
	(Unaudited) (Millions of Dollars)
Cash and cash equivalents	$263	$

Notes payable and current maturities of long-term debt	$1,337	$
Long-term debt:
Kinder Morgan Energy Partners, L.P.
3.500% notes due 2016	500		500
6.000% notes due 2017	600		600
5.95% notes due 2018	975		975
2.650% notes due 2019	800		800
9.00% notes due 2019	500		500
6.85% notes due 2020	700		700
5.30% notes due 2020	600		600
3.500% notes due 2021	750		750
5.80% notes due 2021	400		400
4.150% notes due 2022	375		375
3.95% notes due 2022	1,000		1,000
3.45% notes due 2023	625		625
3.50% notes due 2023	600		600
4.150% notes due 2024	650		650
7.400% notes due 2031	300		300
7.750% notes due 2032	300		300
7.300% notes due 2033	500		500
5.80% notes due 2035	500		500
6.50% notes due 2037	400		400
6.950% notes due 2038	1,175		1,175
6.50% notes due 2039	600		600
6.55% notes due 2040	400		400
5.625% notes due 2041	375		375
6.375% notes due 2041	600		600
5.00% notes due 2042	625		625
5.000% notes due 2043	700		700
5.500% notes due 2044	750		750
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
Subsidiaries:
Tennessee Gas Pipeline Company, L.L.C.:
8.000% notes due 2016	250		250
7.500% notes due 2017	300		300
7.000% notes due 2027	300		300
7.000% notes due 2028	400		400
8.375% notes due 2032	240		240
7.625% notes due 2037	300		300
El Paso Natural Gas Company, L.L.C.:
5.95% notes due 2017	355		355
8.625% notes due 2022	260		260
7.50% notes due 2026	200		200
8.375% notes due 2032	300		300
Copano Energy, L.L.C.:
7.125% notes due 2021	332		332

New Jersey economic development bonds due 2018 (Kinder Morgan Liquids Terminals LLC)	25		25
Mississippi Business Finance Corporation development bonds due 2022 (Kinder Morgan Columbus LLC)	8		8
Plaquemines, Louisiana Port development bonds due 2025 (International Marine Terminal)	40		40

Total long-term debt	19,610

Partners' capital:
Common units, 325,113,505 units issued and outstanding	9,878		9,878
Class B units, 5,313,400 units issued and outstanding	(2)		(2)
i-units, 131,281,766 units issued and outstanding	4,459		4,459
General partner	3,092		3,092
Accumulated other comprehensive income	(110)		(110)

Total Kinder Morgan Energy Partners, L.P. partners' capital	17,317		17,317
Noncontrolling interest	468		468

Total partners' capital	17,785		17,785

Total capitalization	$38,732	$

DESCRIPTION OF NOTES

        We will issue each series of notes under the existing indenture that we have entered into with U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association. The following description, together with the description in the accompanying prospectus, is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture with the Securities and Exchange Commission, and it may be located by referring to the exhibit index to the registration statement which includes the accompanying prospectus.

        This description of the notes supplements, and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes are "senior debt securities" as that term is used in the accompanying prospectus, and will be issued in book-entry form only. Since only registered holders of a note will be treated as the owner of it for all purposes and only registered holders have rights under the indenture, references in this section to holders mean only registered holders of notes. See "Description of Debt Securities—Form, Denomination and Registration; Book-Entry Only System" in the accompanying prospectus.

Principal, Maturity and Interest

        The notes due 20    will mature on                    , 20    , unless redeemed sooner as described below. Interest on the notes will accrue at the rate of        % per year and will be payable semi-annually in arrears on                    and                    of each year, commencing                    , 2015. We will make each interest payment on the notes to the person in whose name such notes are registered at the close of business on the immediately preceding                    or                     , as the case may be, whether or not such date is a business day.

        The notes due 20    will mature on                    , 20    , unless redeemed sooner as described below. Interest on the notes will accrue at the rate of         % per year and will be payable semi-annually in arrears on                    and                    of each year, commencing                    , 2015. We will make each interest payment on the notes to the person in whose name such notes are registered at the close of business on the immediately preceding                    or                     , as the case may be, whether or not such date is a business day.

        The notes will not be entitled to the benefit of a sinking fund.

        We may issue and sell additional notes of each series in the future with the same terms as the notes being offered hereby (except for the public offering price and issue date) without the consent of the holders of any series of notes. Any such additional notes will constitute a single series of notes under the indenture.

        Interest on each series of the notes will accrue from September    , 2014 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Ranking

        The notes of each series will rank equally in right of payment with all of the other unsecured and unsubordinated indebtedness of Kinder Morgan Energy Partners, L.P. from time to time outstanding. The notes will be effectively subordinated to any of its secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all debt, other liabilities and preferred securities, if any, of our subsidiaries. None of our subsidiaries are guarantors of the notes, even though some of them have long-term debt. The long-term debt of our subsidiaries is set forth under "Capitalization."

        The indenture does not limit our ability to incur additional indebtedness or contain provisions that would afford holders of notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

Optional Redemption

        At any time prior to                    , 20    (three months before the maturity date of the notes due 20    ) in the case of the notes due 20    , and                    , 20    (six months before the maturity date of the notes due 20    ) in the case of the notes due 20    , the notes of the applicable series will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days notice mailed to each holder of the notes to be redeemed at the holder's address appearing in the note register, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date, plus a make-whole premium, if any. At any time on or after                    , 20     (three months before the maturity date of the notes due 20    ) in the case of the notes due 20    , and                    , 20     (six months before the maturity date of the notes due 20    ) in the case of the notes due 20    , the notes of the applicable series will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest accrued to, but excluding, the date of redemption. In no event will the redemption price ever be less than 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

        The amount of the make-whole premium on any note, or portion of a note, to be redeemed will be equal to the excess, if any, of:

        (1)   the sum of the present values, calculated as of the redemption date, of:

    •
    each interest payment that, but for the redemption, would have been payable on the note, or portion of a note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued and unpaid interest for the period prior to the redemption date; and

    •
    the principal amount that, but for the redemption, would have been payable at the stated maturity of the note, or portion of a note, being redeemed;

        over

        (2)   the principal amount of the note, or portion of a note, being redeemed.

        The present value of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus        % in the case of the notes due 20    and        % in the case of the notes due 20    .

        The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. It could be one of the underwriters. If we fail to make that appointment at least 30 business days prior to the redemption date, or if the institution so appointed is unwilling or unable to make the calculation, the financial institution named in the notes will make the calculation. If the financial institution named in the notes is unwilling or unable to make the calculation, an independent investment banking institution of national standing appointed by the trustee will make the calculation.

        For purposes of determining the make-whole premium, Treasury Yield refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes to be redeemed, calculated to the nearer 1/12 of a year, which we call the remaining term. The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

        The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes to be redeemed, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term of the notes to be redeemed and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields so calculated by interpolation will be rounded to the nearer 0.01%, with any figure of 0.0050% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

        If less than all of the notes of a series are to be redeemed, the trustee will select the notes to be redeemed by a method that the trustee deems fair and appropriate. The trustee may select for redemption notes and portions of notes in amounts of $1,000 or integral multiples of $1,000 in excess thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes offered in this offering. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or an opinion of counsel has been or will be sought on any of the matters discussed below.

        The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price, which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the notes is sold for money, and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

        If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend on the tax status of the partner and the tax treatment of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Optional Redemption

        In certain circumstances described under "Description of Notes—Optional Redemption" we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, a holder of notes would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with the holder's method of accounting for U.S. federal income tax purposes. Our determination is binding on a holder, unless the holder explicitly discloses a contrary position to the IRS in the manner prescribed by applicable Treasury Regulations. Our determination is not binding on the IRS. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, a holder of notes could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Consequences to U.S. Holders

        The following summarizes certain material U.S. federal income tax consequences to U.S. Holders of the purchase, ownership, and disposition of the notes. As used herein, the term "U.S. Holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen of the United States or who is a resident alien of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

        Interest on the Notes—A U.S. Holder will be required to recognize as ordinary income all stated interest paid or accrued on the notes in accordance with such U.S. Holder's regular method of accounting for U.S. federal income tax purposes. It is expected that the notes will be issued with less than a de minimis amount of original issue discount, or "OID."

        Sale, Exchange, Redemption, or Retirement of a Note—A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of a note measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to accrued but unpaid interest on the note, which amount will be taxable as ordinary interest income to the extent not previously included in income); and

  •
  the U.S. Holder's adjusted tax basis in the note.

        A U.S. Holder's adjusted tax basis in the notes generally will equal the amount paid for the notes. The capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to certain limitations. U.S. Holders of the notes should consult their tax advisors regarding the treatment of capital gains and losses.

        Information Reporting and Backup Withholding—Information reporting will generally apply to payments of interest on, and the proceeds of the sale, exchange, retirement, redemption or other disposition of, the notes held by a U.S. Holder, and backup withholding may apply unless the U.S. Holder provides the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed the U.S. Holder's actual U.S. federal income tax liability and the U.S. Holder timely provides the required information or appropriate claim form to the IRS.

        Additional Tax on Net Investment Income—An additional 3.8% net investment income tax is imposed on certain "net investment income" earned by individuals, estates, and trusts. For this purpose, net investment income generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. In the case of an individual, the tax will be imposed on the lesser of (1) the individual's net investment income or (2) the individual's modified adjusted gross income in excess of $250,000 (for an individual who is married and filing jointly or a surviving spouse), $125,000 (for an individual who is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Consequences to Non-U.S. Holders

        The following summarizes certain material U.S. federal income tax consequences to Non-U.S. Holders of the purchase, ownership, and disposition of the notes. For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership and who is not a U.S. Holder.

        Interest on the Notes—Subject to the discussion below on backup withholding, payments of interest on a note to any Non-U.S. Holder generally will be exempt from U.S. withholding tax provided that:

  •
  the Non-U.S. Holder is not an actual or constructive owner of 10% or more of our capital or profits interest;

  •
  the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through stock ownership;

  •
  the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  such interest payments are not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States; and

  •
  (1) the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person as defined under the Code (which certification may be made on an IRS Form W-8BEN or W-8BEN-E (or other applicable form)), (2) the Non-U.S. Holder holds its notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury Regulations, or (3) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the notes on behalf of the Non-U.S. Holder and such securities clearing organization, bank, or other financial institution satisfies the certification requirements of applicable Treasury Regulations.

        If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax at on a net basis regular graduated income tax rates generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, such payments of interest may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate, of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentences, payments of such interest will not be subject to withholding of U.S. federal income tax so long as the Non-U.S. Holder provides the applicable withholding agent with a properly completed IRS Form W-8ECI (or other applicable form), signed under penalties of perjury.

        A Non-U.S. Holder that does not qualify for the exemption from U.S. federal withholding tax under the preceding paragraphs will generally be subject to U.S. federal withholding tax at the rate of 30%, on payments of interest on the notes, unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming exemption from or reduction in withholding under the benefit of an applicable income tax treaty. Income tax treaties may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above. A Non-U.S. Holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties.

        Sale, Exchange, Redemption, or Retirement of a Note—Subject to the discussion below on backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement, or other taxable disposition of a note will generally not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain on the note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. If the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, such gain may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate, of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

        If a Non-U.S. Holder is an individual who is present or deemed to be present in the United States for 183 days or more during the taxable year of the disposition of a note and certain other requirements are met, such Non-U.S. Holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable income tax treaty rate applies) on any such gain.

        Information Reporting and Backup Withholding—Payments to a Non-U.S. Holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is established under the provisions of a specific treaty or agreement. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Backup withholding generally will not apply to payments of interest and principal on a note if the Non-U.S. Holder provides a certification as to its non-U.S. status or the Non-U.S. Holder otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

        U.S. backup withholding tax is not an additional tax. Any amount withheld from payments to a Non-U.S. Holder under the backup withholding rules may be credited against such holder's U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is timely provided to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of backup withholding and information reporting.

        Payment of the proceeds of a disposition of a note effected by the U.S. office of a United States or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the U.S. by a foreign office of a broker. However, unless such a broker has documentary evidence in its records of the Non-U.S. Holder's foreign status and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the U.S. by such a broker if it has certain relationships with the United States.

        U.S. backup withholding tax is not an additional tax. Any amount withheld from payments to a Non-U.S. Holder under the backup withholding rules may be credited against such holder's U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is timely provided to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of backup withholding and information reporting.

Additional Withholding Requirements

        The Foreign Account Tax Compliance Act ("FATCA") imposes a 30% withholding tax on interest paid on the notes, and on the gross proceeds from a disposition of the notes paid after December 31, 2016, in each case, if paid to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) the foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements, (ii) the non-financial foreign entity that is a beneficial owner of the payment certifies that it does not have any substantial U.S. owners or provides identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements.

        Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in the notes.

        THE PRECEDING SUMMARY OF VARIOUS U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER'S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, between us and the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint bookrunners and representatives, we have agreed to sell to each of the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the principal amount of the notes set forth opposite their respective names below:

Underwriters	Principal Amount of Notes due 20	Principal Amount of Notes due 20
Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
DNB Markets, Inc.
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC

Total	$	$

        The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the notes in the offering if any are purchased. The conditions contained in the underwriting agreement include requirements generally to the effect that:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material adverse change in our condition or in the financial markets; and

  •
  we deliver the customary closing documents to the underwriters.

Underwriting Discount and Expenses

        The underwriters have advised us that they propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to selected dealers, which may include the underwriters, at such price less a selling concession not in excess of         % of the principal amount of the notes due 20    and        % of the principal amount of the notes due 20    . The underwriters may allow, and such dealers may reallow, a discount not in excess of        % of the principal amount of the notes due 20    and        % of the principal amount of the notes due 20    on sales to certain other brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the compensation to be paid by us to the underwriters. The underwriting discount is the difference between the public offering price and the amount the underwriters pay us to purchase the notes from us.

	Per Note due 20		Total	Per Note due 20		Total
Underwriting discount		%	$		%	$

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $300,000.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect of these liabilities.

Trading Market

        We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Overallotment transactions involve sales by the underwriters of the notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters may close out any short position by purchasing notes in the open market.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

        These stabilizing transactions, overallotment transactions and penalty bids may have the effect of raising or maintaining the market price of our notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering or by their affiliates. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the website of any underwriter, selling group member or affiliate and any information contained in any other website maintained by any underwriter, selling group member or affiliate is not part of the prospectus supplement and accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Conflicts of Interest

        The underwriters or their affiliates may hold our commercial paper debt. These underwriters or affiliates will receive their respective share of any repayment by us of our outstanding commercial paper debt from the proceeds of this offering.

Other Relationships

        The underwriters and their related entities have, from time to time, engaged in commercial and investment banking transactions with us and our affiliates and provided financial advisory services for us and our affiliates in the ordinary course of their business, and may do so in the future. Affiliates of several of the underwriters are lenders and agents under our revolving bank credit facility and/or the credit facilities of our affiliates. Underwriters and their related entities have received and in the future will receive customary compensation and expense reimbursement for these commercial and investment banking transactions and financial advisory services.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Jurisdictions Outside the United States

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the notes or possession or distribution in that jurisdiction of this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

 VALIDITY OF THE NOTES

        The validity of the notes we are offering will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the notes will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas. Andrews Kurth LLP performs legal services for us and our affiliates from time to time on matters unrelated to the offering of the notes.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to Kinder Morgan Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Copano Energy, L.L.C. from their audit of internal control over financial reporting as it was acquired by Kinder Morgan Energy Partners, L.P. on May 1, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

        The description of the review performed by Ryder Scott Company, L.P., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

PROSPECTUS

Debt Securities

Common Units

        We may offer an unlimited amount of debt securities and an unlimited number of common units representing limited partner interests of Kinder Morgan Energy Partners, L.P. under this prospectus.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our common units are traded on the New York Stock Exchange under the symbol "KMP."

        We will provide information in the prospectus supplement for the expected trading market, if any, for the debt securities.

        Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully the risk factors identified in the documents incorporated by reference herein for a discussion of important risks you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2013.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front covers of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, referred to as the SEC, under the Securities Act of 1933, as amended, referred to as the Securities Act, using a shelf registration process. Using this shelf registration process, we may offer and sell an unlimited number and amount of any combination of the securities described in this prospectus in one or more offerings at an aggregate initial offering price to be specified at the time of any such offering. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about the securities to be sold pursuant to this prospectus, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus.

        As used in this prospectus, the terms "we," "us" and "our" mean Kinder Morgan Energy Partners, L.P. and, unless the context otherwise indicates, include our subsidiary operating limited partnerships and their subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. We incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Our Current Reports on Form 8-K or 8-K/A filed on January 16, 2013, January 30, 2013, February 4, 2013 (two filings) and February 5, 2013;

  •
  Our Registration Statement on Form 8-A/A filed on March 7, 2002; and

  •
  All documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, between the date of this prospectus and the completion of the sale of securities offered hereby.

        The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we file with the SEC by reference to our partnership name or to our SEC file number, 1-11234. You also may read and copy any document we file with the SEC at the SEC's public reference room located at:

    100 F Street, N.E., Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. Our SEC filings are also available to the public through the New York Stock Exchange, on which our common units are listed, at 20 Broad Street, New York, New York 10005.

        We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

    Kinder Morgan Energy Partners, L.P.
    Investor Relations Department
    1001 Louisiana Street, Suite 1000
    Houston, Texas 77002
    (713) 369-9000

        Should you want information regarding Kinder Morgan Management, LLC, the delegate of our general partner, or Kinder Morgan, Inc., our parent corporation, please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding that entity by reference to Kinder Morgan Management, LLC or its SEC file number, 1-16459, or to Kinder Morgan, Inc. or its SEC file number, 1-35081.

 KINDER MORGAN ENERGY PARTNERS, L.P.

        We are a limited partnership, formed in Delaware in August 1992, with our common units traded on the NYSE under the symbol "KMP." We are one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization. Our operations are conducted through our subsidiary operating limited partnerships and their subsidiaries and are grouped into the following business segments: Products Pipelines, Natural Gas Pipelines, CO2, Terminals and Kinder Morgan Canada.

        Kinder Morgan Management, LLC is a limited partner in us and, pursuant to a delegation of control agreement, manages and controls our business and affairs, and the business and affairs of our subsidiary operating limited partnerships and their subsidiaries, subject to our general partner's right to approve specified actions.

USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of debt securities or common units we are offering for general partnership purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other partnership obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

DESCRIPTION OF DEBT SECURITIES

General

        We may issue debt securities from time to time in one or more series. The debt securities will be:

  •
  our direct unsecured general obligations; and

  •
  either senior debt securities or subordinated debt securities.

        Senior debt securities will be issued under an indenture we call the senior indenture and subordinated debt securities will be issued under an indenture we call the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures, and the senior debt securities and the subordinated debt securities are called debt securities.

        We have not restated these indentures in their entirety. The forms of the indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures. In this section, the words "we," "us" and "our" refer only to Kinder Morgan Energy Partners, L.P. and not to any of its subsidiaries or affiliates.

        Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture, in addition to the debt securities offered pursuant to this prospectus. As of the date of this prospectus, there was approximately $13.25 billion aggregate principal amount of notes outstanding under the senior indenture and no notes were outstanding under the subordinated indenture.

        Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, in the future we could enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit ratings.

        None of the debt securities will be secured by our property or assets or those of our subsidiaries, and neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will be our unsecured creditors and will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

        The registered holder of a debt security will be treated as the owner of it for all purposes. Only registered holders have rights under an indenture. References in this section to holders mean only registered holders of debt securities. See "—Form, Denomination and Registration; Book-Entry Only System."

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and any supplemental indenture or other necessary partnership action taken pursuant to an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. Examples of these terms include the following:

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  the form and title of the debt securities;

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  whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

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  the total principal amount of the debt securities;

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  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

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  the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

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  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

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  the place where the principal of, and premium, if any, and interest on, any debt securities will be payable;

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  the dates on which the principal of the debt securities will be payable;

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  the rate at which the debt securities will bear interest and the interest payment dates for the debt securities;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

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  any changes to or additional events of default or covenants;

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  any change in the trustee, paying agent or security registrar; and

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  any other terms of the debt securities. (Section 301)

        We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

        Debt securities may be issued under an indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any related prospectus supplement. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

Provisions Only in the Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior indenture contains provisions that:

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  limit our ability to put liens on assets constituting our Principal Property; and

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  limit our ability to sell and lease back our Principal Property.

The subordinated indenture does not contain any similar provisions.

        We have described below these provisions and some of the defined terms used in the senior indenture.

        Limitations on Liens.    The senior indenture provides that we will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property, as defined below, or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or the debt of any other person, other than the senior debt securities issued under the senior indenture, without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, that debt so long as that debt is so secured.

        "Principal Property" means, whether owned or leased on the date of the senior indenture or thereafter acquired:

          (a)   any pipeline assets of ours or of any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids and carbon dioxide, that are located in the United States or any territory or political subdivision thereof; and

          (b)   any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (a) or (b):

    •
    any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

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    any such assets, plant or terminal which, in the opinion of the board of directors of Kinder Morgan Management, LLC, the delegate of our general partner, is not material in relation to our activities or to our activities and those of our Subsidiaries, taken as a whole.

        This restriction does not apply to:

          (1)   Permitted Liens, as defined below;

          (2)   any lien upon any property or assets created at the time of acquisition of that property or assets by us or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

          (3)   any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

          (4)   any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

          (5)   any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

          (6)   with respect to any series, any lien upon any property or assets of ours or any Subsidiary in existence on the date the senior debt securities of such series are first issued or provided for pursuant to agreements existing on such date;

          (7)   liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable Subsidiary has not exhausted our appellate rights;

          (8)   any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancing, refunding or replacements, of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ours and our Subsidiaries, including any premium, incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          (9)   any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing any of our debt or debt of any Subsidiary.

        Notwithstanding the foregoing, under the senior indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure our debt or the debt of any other person, other than the senior debt securities, that is not excepted by clauses (1) through (9), inclusive, above without securing the senior debt securities issued under the senior indenture; provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006 of the senior indenture)

        "Permitted Liens" means:

          (1)   liens upon rights-of-way for pipeline purposes;

          (2)   any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

          (3)   the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (4)   liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Subsidiary in good faith;

          (5)   liens of, or to secure performance of, leases, other than capital leases;

          (6)   any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

          (7)   any lien upon property or assets acquired or sold by us or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (8)   any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9)   any lien in favor of us or any Subsidiary;

          (10) any lien in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (11) any lien securing industrial development, pollution control or similar revenue bonds;

          (12) any lien securing our debt or debt of any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Subsidiary in connection therewith;

          (13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

          (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

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  all current liabilities, excluding:

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  any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

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  current maturities of long-term debt; and

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  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        Restriction on Sale-Leasebacks.    The senior indenture provides that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by us or any Subsidiary of any Principal Property to a person, other than us or a Subsidiary, and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property, called a "Sale-Leaseback Transaction" in the senior indenture, unless:

          (1)   such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

          (2)   the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

          (3)   we or the Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

          (4)   we or the Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to:

    •
    the prepayment, repayment, redemption, reduction or retirement of any of our debt or the debt of any Subsidiary that is not subordinated to the senior debt securities, or

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    the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of our Subsidiaries.

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction, including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

        Notwithstanding the foregoing, under the senior indenture we may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "—Restriction on Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Tangible Assets. (Section 1007 of the senior indenture)

Provisions Only in the Subordinated Indenture

        Subordinated Debt Securities Subordinated to Some Other Debt.    Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture)

Provisions in Both Indentures

        Consolidation, Merger or Asset Sale.    Both indentures generally allow us to consolidate or merge with a person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a person, association or entity.

        However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

  •
  the remaining or acquiring person, association or entity is organized under the laws of the United States, any state or the District of Columbia;

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  the remaining or acquiring person, association or entity assumes all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures; and

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  immediately after giving effect to the transaction, no event which is, or after notice or lapse of time or both would become, an Event of Default, as defined below, exists.

        The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer our assets substantially as an entirety, we will be released from all our liabilities and obligations under the indentures and the debt securities. If we lease our assets substantially as an entirety, we will not be released from our obligations under the indentures and the debt securities. (Sections 801 and 802)

        Events of Default and Remedies.    "Event of Default," with respect to any series of debt securities, when used in an indenture, means any of the following:

  •
  failure to pay the principal of or any premium on any debt security of that series when due;

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  failure to pay interest on any debt security of that series for 30 days;

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  failure to perform, or breach of, any term, covenant or warranty in the indenture, other than a term, covenant or warranty a default in the performance of which has expressly been included in the indenture solely for the benefit of one or more series of debt securities other than that series, that continues for 90 days after we are given written notice by the trustee or holders of at least 25% in principal amount of all the outstanding debt securities of that series;

  •
  our bankruptcy, insolvency or reorganization; or

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  any other Event of Default included in the indenture or any supplemental indenture with respect to debt securities of a particular series. (Section 501)

        If an Event of Default with respect to a series of debt securities occurs and is continuing, upon written notice, the trustee or the holders of at least 25% in principal amount of all the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived before judgment has been obtained, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

        Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 601) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 512)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under our other indebtedness will not necessarily constitute an event of default under the debt securities of any series issued under one of these indentures or vice versa.

        Holders of beneficial interests in global notes as described under "—Form, Denomination and Registration; Book-Entry Only System" should consult their banks or brokers for information on how to give notice or direction to or make requests of the trustee or how to declare or cancel an acceleration of the maturity with respect to a series of debt securities.

        Modification of Indentures.    Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification, voting as one class.

        No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

        In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

  •
  curing ambiguities or correcting defects or inconsistencies;

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  evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

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  providing for a successor trustee;

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  qualifying the indentures under the Trust Indenture Act;

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  complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded;

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  adding or changing provisions relating to a particular series of debt securities that does not affect the rights of any holder in any material respect; or

  •
  adding, changing or eliminating provisions relating to a particular series of debt securities to be issued. (Section 901)

        Defeasance.    At any time we may terminate all our obligations under an indenture as it relates to the notes of any series, a process commonly called "legal defeasance," except for certain obligations, including those respecting the defeasance trust described below, and obligations to register the transfer of or to exchange the notes of that series, to replace mutilated, destroyed, lost or stolen notes of that series and to maintain a registrar and paying agent in respect of such notes. (Section 1302)

        We also at any time may terminate our obligations under covenant restrictions on the debt securities of any series by a process commonly called "covenant defeasance." (Section 1303)

        We may exercise our legal defeasance option notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes of the defeased series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option for the notes of a particular series, payment of the notes of that series may not be accelerated because of an Event of Default specified in the third bullet point under "—Events of Default and Remedies" above.

        We may exercise either defeasance option at any time on or following the 91st day after we irrevocably deposit in trust (the "defeasance trust") with the trustee money, U.S. Government Obligations (as defined in the indentures) or a combination thereof for the payment of principal, premium, if any, and interest on the notes of the relevant series to redemption or stated maturity, as the case may be, and comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the notes of the relevant series would be entitled to look only to the defeasance trust for payment of principal of and any premium and interest on their notes until maturity.

        Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the notes of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the notes of any series and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such Event of Default. However, in that circumstance we would remain liable for such payments.

        Discharge.    We may discharge all our obligations under an indenture with respect to the notes of any series, other than our obligation to register the transfer of and to exchange notes of that series, when either:

  •
  all outstanding notes of that series, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  •
  all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date. (Section 401)

        Concerning the Trustee.    U.S. Bank National Association is the successor trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 5555 San Felipe Street, 11th Floor, Houston, Texas 77056.

        Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

        Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. (Section 703)

        Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

        Governing Law.    The indentures are and the debt securities will be governed by the laws of the State of New York. (Section 112)

        No Personal Liability of Kinder Morgan Management, LLC and Directors, Officers, Employees, Unitholders or Shareholders.    Kinder Morgan Management, LLC, the delegate of our general partner, and the respective directors, officers, employees, unitholders and shareholders of us, Kinder Morgan Management, LLC and our general partner will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. (Section 116)

        Form, Denomination and Registration; Book-Entry Only System.    Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

        Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company or any successor depositary, which we call a depositary, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

        Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. Accordingly, owners of interests in global notes will not be considered registered owners or holders of the global notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the applicable indenture.

        Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

        We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

        DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

        If

  •
  the DTC notifies us that it is unwilling or unable to continue as depositary or if it ceases to be eligible under the applicable indenture and we do not appoint a successor depositary within 90 days, or

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  an event of default with respect to a series of debt securities shall have occurred and be continuing,

the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures and may discontinue such procedures at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Investors may hold interests in the notes outside the United States through the Euroclear System ("Euroclear") or Clearstream Banking ("Clearstream") if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC's rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

 DESCRIPTION OF COMMON UNITS

Number of Common Units

        As of April 22, 2013, we had 258,605,877 common units outstanding, including 22,287,455 common units held by Kinder Morgan, Inc. and its affiliates other than directors of Kinder Morgan, Inc. Our limited partnership agreement does not limit the number of common units we may issue.

Where Common Units are Traded

        Our outstanding common units are listed on the New York Stock Exchange under the symbol "KMP." Any additional common units we issue will also be listed on the NYSE.

Quarterly Distributions

        Our limited partnership agreement requires that we distribute 100% of "Available Cash" (as defined in our limited partnership agreement) to our partners within 45 days following the end of each calendar quarter. Available Cash consists generally of all of our cash receipts, including cash received by our operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P., one of our subsidiaries, in respect of its remaining 0.5% interest in SFPP, L.P.

        We distribute Available Cash for each quarter as follows:

  •
  first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

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  second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

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  third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

  •
  fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to our general partner.

        Each time that we make a cash distribution to our general partner and the holders of our common units, the number of i-units owned by Kinder Morgan Management, LLC and the percentage of our total units owned by Kinder Morgan Management, LLC will increase automatically under the provisions of our limited partnership agreement.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare Investor Services. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

        The transfer agent and registrar may at any time resign, by notice to us, or be removed by us. That resignation or removal would become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Summary of Limited Partnership Agreement

        A summary of the important provisions of our limited partnership agreement is included in the reports filed with the SEC, particularly our Form 8-A/A filed on March 7, 2002.

MODIFICATION OF FIDUCIARY DUTIES OWED TO THE LIMITED PARTNERS

        The fiduciary duties owed to limited partners by our general partner are prescribed by Delaware law and our limited partnership agreement. Similarly, the fiduciary duties owed to the owners of shares of Kinder Morgan Management, LLC by its board of directors are prescribed by Delaware law and its limited liability company agreement. The Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act provide that Delaware limited partnerships and Delaware limited liability companies, respectively, may, in their limited partnership agreements and limited liability company agreements, as applicable, restrict the fiduciary duties owed by the general partner to a limited partnership and its limited partners and by the board of directors of a limited liability company to the limited liability company and its shareholders.

        Our limited partnership agreement and the Kinder Morgan Management, LLC limited liability company agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to us and our limited partners and by the board of directors of Kinder Morgan Management, LLC to it and its shareholders.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, unless the limited partnership agreement or limited liability company agreement provides otherwise, would generally require a general partner or manager to act for the limited partnership or limited liability company, as applicable, in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a limited partnership agreement or limited liability company agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership or a manager of a Delaware limited liability company from taking any action or engaging in any transaction where a conflict of interest is present.
The Kinder Morgan Management, LLC limited liability company agreement modifies these standards

The Kinder Morgan Management, LLC limited liability company agreement modifies these standards. The limited liability company agreement of Kinder Morgan Management, LLC contains provisions that prohibit its shareholders from advancing claims arising from conduct by Kinder Morgan Management, LLC's board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the limited liability company agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, Kinder Morgan Management, LLC, its affiliates or any shareholder. Kinder Morgan, Inc., its affiliates, and their officers and directors who are also officers or directors of Kinder Morgan Management, LLC are not required to offer to Kinder Morgan Management, LLC any business opportunity.

Except as set out in Kinder Morgan Management, LLC's limited liability company agreement, its directors, Kinder Morgan, Inc. and their affiliates have no obligations, by virtue of the relationships established pursuant to that agreement, to take or refrain from taking any action that may impact Kinder Morgan Management, LLC or its shareholders. In addition to the other more specific provisions limiting the obligations of its board of directors, Kinder Morgan Management, LLC's limited liability company agreement further provides that its board of directors will not be liable for monetary damages to Kinder Morgan Management, LLC, its shareholders or any other person for any acts or omissions if the board of directors acted in good faith.

Our limited partnership agreement modifies these standards

Our limited partnership agreement contains provisions that prohibit the limited partners from advancing claims arising from conduct by our general partner that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our limited partnership agreement permits the general partner of the partnership to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Kinder Morgan, Inc., its affiliates and their officers and directors who are also officers or directors of Kinder Morgan Management, LLC or officers or directors of our general partner are not required to offer to us any business opportunity. Our general partner is permitted to attempt to avoid personal liability in connection with the management of the partnership pursuant to the limited partnership agreement. Our limited partnership agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.

Our limited partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to us in resolving conflicts of interest, thereby limiting its fiduciary duty to us and our limited partners. The limited partnership agreement also provides that in the absence of bad faith by the general partner, the resolution of a conflict by the general partner will not be a breach of any duty. Also, the limited partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duty. In addition to the other more specific provisions limiting the obligations of the general partner, the limited partnership agreement provides that the general partner, its affiliates and their respective officers and directors will not be liable for monetary damages to us, our limited partners or any other person for acts or omissions if the general partner, affiliate or officer or director acted in good faith. Kinder Morgan Management, LLC or the general partner may request that the conflicts and audit committee of the general partner's board of directors review and approve the resolution of conflicts of interest that may arise between Kinder Morgan, Inc. or its subsidiaries, on the one hand, and us, on the other hand.
All of these provisions of our limited partnership agreement relating to our general partner apply equally to Kinder Morgan Management, LLC, as the delegate of our general partner.

        By becoming one of our limited partners, a limited partner agrees to be bound by the provisions in our limited partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Revised Uniform Limited Partnership Act favoring the principle of freedom of contract and the enforceability of limited partnership agreements. It is not necessary for a limited partner to sign our limited partnership agreement in order for the limited partnership agreement to be enforceable against that person.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Bracewell & Giuliani LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Kinder Morgan Energy Partners, L.P. and our operating partnerships, which consist of Kinder Morgan Operating L.P. "A", Kinder Morgan Operating L.P. "B", Kinder Morgan Operating L.P. "C", Kinder Morgan Operating L.P. "D" and Kinder Morgan CO2 Company, L.P.

        The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, entities treated as partnerships for U.S. federal income tax purposes, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, dealers in securities, persons entering into hedging transactions, and U.S. persons whose "functional currency" is not the U.S. dollar. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we urge each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Bracewell & Giuliani LLP and are based on the accuracy of the representations made by us, our general partner and its delegate, Kinder Morgan Management, LLC.

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Bracewell & Giuliani LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Bracewell & Giuliani LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

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  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Common Unit Ownership—Treatment of Short Sales");

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  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

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  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Common Unit Ownership—Section 754 Election" and "—Uniformity of Common Units").

Partnership Status

        A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner, unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that, as of the date of this prospectus, more than 90% of our current gross income is qualifying income. Based upon and subject to this estimate, the factual representations made by us, our general partner and its delegate and a review of the applicable legal authorities, Bracewell & Giuliani LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to our status or the status of our operating partnerships for U.S. federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Bracewell & Giuliani LLP on such matters. It is the opinion of Bracewell & Giuliani LLP that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, we and our operating partnerships will be classified as partnerships for U.S. federal income tax purposes.

        In rendering its opinion, Bracewell & Giuliani LLP has relied on factual representations made by us, our general partner and its delegate, Kinder Morgan Management, LLC. The representations upon which Bracewell & Giuliani LLP has relied include:

  •
  neither we nor any of our operating partnerships has elected or will elect to be treated as a corporation for federal income tax purposes;

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  for each taxable year, more than 90% of our gross income has been and will be income that Bracewell & Giuliani LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by us in activities that Bracewell & Giuliani LLP has opined or will opine result in qualifying income.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as, at that time, we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Bracewell & Giuliani LLP's opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Kinder Morgan Energy Partners, L.P. will be treated as partners of Kinder Morgan Energy Partners, L.P. for U.S. federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Kinder Morgan Energy Partners, L.P. for U.S. federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read "—Tax Consequences of Common Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences to them of holding common units in Kinder Morgan Energy Partners, L.P. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Kinder Morgan Energy Partners, L.P. for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

        Flow-Through of Taxable Income.    Subject to the discussion below under "—Entity Level Collections," we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholder's tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitation generally provides that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or a unitholder's salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we or our general partner are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder, our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders, other than owners of i-units, in accordance with their percentage interests in us. A class of our unitholders that receives more cash than another class, other than i-units, on a per unit basis, with respect to a year, will be allocated gross income equal to that excess. At any time that incentive distributions are made to our general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss, that loss will generally be allocated, first, to our general partner and the unitholders, other than owners of i-units, in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, together referred to in this discussion as "Contributed Property." The effect of these allocations, referred to as "Section 704(c) Allocations," to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, we will make "Reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow, and the rights of all partners to distributions of capital upon liquidation.

        Bracewell & Giuliani LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Common Unit Ownership—Section 754 Election," "—Uniformity of Common Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder, any cash distributions received by the unitholder as to those units would be fully taxable and all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Bracewell & Giuliani LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult with a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income (or, in the case of a married individual taxpayer filing a separate return, the first $89,750 of alternative minimum taxable income) in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Tax Rates.    Beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than twelve months) of individuals is 20%. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax (the "NIIT") on certain net investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide additional guidance regarding the NIIT. Although the proposed Treasury Regulations are proposed to be effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS, unless there is a technical termination of the partnership. Please read "—Disposition of Common Units—Technical Termination."

The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we generally have adopted as to our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining-balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read "—Uniformity of Common Units."

        Although Bracewell & Giuliani LLP is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Common Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Uniformity of Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in his taxable income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our partners holding interests in us prior to such offering. Please read "—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to any amortization deductions with respect to certain goodwill properties held by us at the time of any future offering. Please read "—Uniformity of Common Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determination of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gains recognized on a sale of units may be subject to the NIIT. Please read "—Tax Consequences of Common Unit Ownership—Tax Rates."

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders, other than owners of i-units, in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Bracewell & Giuliani LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his common units generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Technical Termination.    We will be considered to have terminated our partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and the cost of the preparation of these returns would be borne by all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes, but instead we would be treated as a new partnership for U.S. federal income tax purposes. If treated as a new partnership, we would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Bracewell & Giuliani LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Non-U.S. Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain.

        Moreover, under rules applicable to publicly traded partnerships, our quarterly distributions to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Bracewell & Giuliani LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Additional withholding requirements.    Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution enters into an agreement with the Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

        These rules generally will apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Non-U.S. Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is (i) a person that is not a U.S. person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, "substantial authority," or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income tax for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties";

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  for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, non-deductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Legislative Developments

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress are considering legislation that would provide for substantive changes to the definition of "qualifying income" and the treatment of certain types of income earned from profits interests in partnerships. It is possible that legislative efforts could result in changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including us. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Further, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. We are unable to predict whether such legislation, or other proposals, ultimately will be enacted. Any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

        In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in 43 states, most of which impose income taxes, and Canada. We may also own property or do business in other states or foreign jurisdictions in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Common Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Bracewell & Giuliani LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities.

        A description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

PLAN OF DISTRIBUTION

        We may sell the common units or debt securities through underwriters or dealers in firm commitment underwritings.

        The common units or debt securities of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the common units or debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common units or debt securities of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all the common units or debt securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        The debt securities, when first issued, will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities.

        The debt securities of the series offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

        Underwriters and dealers that participate in the distribution of the common units or debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common units or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters will be identified and their compensation will be described in a prospectus supplement.

        We may have agreements with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters may be required to make because of those liabilities.

        Underwriters and dealers or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

 VALIDITY OF THE SECURITIES

        The validity of the securities being offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Energy Partners, L.P., incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Tennessee Gas Pipeline L.L.C. from their audit of internal controls over financial reporting as it was acquired from Kinder Morgan, Inc. on May 25, 2012 and dropped down to Kinder Morgan Energy Partners, L.P. shortly thereafter) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2012, is incorporated herein by reference.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include, and each accompanying prospectus supplement may include, forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow, to pay principal and interest on debt securities or to make distributions on common units are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  the timing and extent of changes in price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, condensate, electricity, coal, steel and other bulk materials and chemicals and certain agricultural products in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in our tariff rates implemented by the Federal Energy Regulatory Commission, the California Public Utilities Commission, Canada's National Energy Board or another regulatory agency;

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  our ability to acquire new businesses and assets and integrate those operations into our existing operations, particularly if we undertake multiple acquisitions in a relatively short period of time, as well as our ability to expand our facilities;

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  our ability to access or construct new pipeline, gas processing and natural gas liquids (NGL) fractionation capacity;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from our terminals or pipelines;

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  our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, natural gas processing plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

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  changes in crude oil and natural gas production (and the NGL content of natural gas production) from exploration and production areas that we serve, such as the Permian Basin area of West Texas, the shale plays in Oklahoma, Pennsylvania and Texas, the U.S. Rocky Mountains and the Alberta, Canada oil sands;

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  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

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  interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism (including cyber attacks), war or other causes;

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  the uncertainty inherent in estimating future oil and natural gas production or reserves;

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  the ability to complete expansion projects on time and on budget;

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  the timing and success of our business development efforts;

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  changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  changes in tax law, particularly as it relates to partnerships or other "pass-through" entities;

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  our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

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  our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

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  our ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts causing damage greater than our insurance coverage limits;

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  possible changes in credit ratings;

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  capital and credit markets conditions, inflation and interest rates;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  our ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the extent of our success in developing and producing oil and gas reserves, including the risks inherent in development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells; and

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  unfavorable results of litigation and the fruition of contingencies referred to in the notes to our consolidated financial statements contained in the reports incorporated by reference into this prospectus.

        Forward-looking statements are based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors related to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The foregoing list should not be construed to be exhaustive. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Any or all of the forward-looking statements in this prospectus and any accompanying prospectus supplement may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus or any accompany prospectus supplement, including the risks outlined under the caption "Risk Factors" contained in our Exchange Act reports incorporated by reference, will be important in determining future results. Actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on our results of operations or financial condition. In view of these uncertainties, we caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.